Filed Pursuant to Rule 424(b)(3)
Registration No. 333-151112
PROSPECTUS
ASSET ACCEPTANCE CAPITAL CORP.
10,932,051 SHARES OF COMMON STOCK
This prospectus relates to the resale of up to 10,932,051 shares of our common stock by AAC Quad-C Investors LLC (the “Selling Shareholder”). We are not selling any shares of our common stock under this prospectus and will not receive any proceeds from the sale of shares of our common stock by the Selling Shareholder. We have agreed to pay all expenses in connection with the registration of the shares and to indemnify the Selling Shareholder against certain liabilities. The Selling Shareholder will pay any brokerage commissions and/or similar charges incurred for the sale of these shares of our common stock.
The Selling Shareholder, or its pledgees, donees, assignees, transferees or successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.
Our common stock is registered under Section 12(b) of the Securities Exchange Act of 1934 and is listed on the Nasdaq Global Select Market and traded under the symbol “AACC.” On June 3, 2008, the closing sale price of our common stock on the Nasdaq Global Select Market was $13.56 per share. You are urged to obtain current market quotations for the common stock.
Investing in our common stock involves significant risks. See “ Risk Factors” beginning on page 4 to read about factors you should consider before buying shares of our common stock.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is June 3, 2008.

Our principal executive offices are located at 28405 Van Dyke Avenue, Warren, Michigan 48093, our telephone number at that address is (586) 939-9600 and our Internet address is www.assetacceptance.com. The information on our Internet website is not incorporated by reference into this prospectus, and you should not consider it to be a part of this document. Our website address is included as an inactive textual reference only. Unless the context otherwise requires, references in this prospectus to the Company, we, us, and our refer to Asset Acceptance Capital Corp.
You should rely only on the information contained in or incorporated by reference into this prospectus. Neither we nor the Selling Shareholder have authorized anyone to provide you with information different from that contained or incorporated by reference into this prospectus. The Selling Shareholder is offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

PROSPECTUS SUMMARY
This summary highlights important information included elsewhere in this prospectus or in the documents we incorporate by reference. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors” and the documents incorporated by reference under “Where You Can Get More Information.”
We were incorporated in Delaware in 2003 and have been purchasing and collecting defaulted or charged-off accounts receivable portfolios from consumer credit originators since the formation of our predecessor company in 1962. Charged-off receivables are the unpaid obligations of individuals to credit originators, such as credit card issuers, consumer finance companies, healthcare providers, retail merchants, telecommunications and utility providers. Since these receivables are delinquent or past due, we are able to purchase them at a substantial discount. We purchase and collect charged-off consumer receivable portfolios for our own account as we believe this affords us the best opportunity to use long-term strategies to maximize our profits.
When considering whether to purchase a portfolio, we conduct a quantitative and qualitative analysis of the portfolio to appropriately price the debt. This analysis includes the use of our proprietary pricing and collection probability model and draws upon our extensive experience in the industry. We have developed experience across a wide range of asset types at various stages of delinquency, having made purchases across more than 25 different asset types from over 160 different debt sellers since 2000. We selectively deploy our capital in the fresh, primary, secondary, tertiary and post-tertiary and beyond delinquency stages where typically the accounts are delinquent and have been charged off and immediately sold or have been placed with between one and four collection agencies who have already attempted to collect on the accounts included in the portfolios we acquired. We have a long-standing history in the industry, relationships with debt sellers, consistency of performance and attention to post-sale service.
Unlike some third party collection agencies that typically attempt to collect the debt only for a period of six to twelve months, we generally take a long-term approach to the collection effort as we are the owners of the debt. We apply an approach that encourages cooperation with the debtors to make a lump sum settlement payment in full or to formulate a repayment plan. For those debtors who we believe have the ability to repay the debt, we may proceed with legal remedies to obtain our collections. Through our strategy of holding the debt for the long-term, we have established a methodology of converting debtors into paying customers. In addition, our approach allows us to invest in various collection management and analysis tools that may be too costly for short-term oriented collection agencies, as well as to pursue legal collection strategies as appropriate. In many cases, we continue to receive collections on individual portfolios for ten years after the date of purchase.
The shares to be sold by the Selling Shareholder were acquired by the Selling Shareholder from us as part of a reorganization that occurred immediately prior to our initial public offering in February 2004.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. In addition, we have made forward-looking statements in our filings, and we may make forward-looking statements in future filings, with the Securities and Exchange Commission, or SEC, that are incorporated by reference in this prospectus. All statements regarding our expected financial position, strategies and growth prospects and general economic conditions we expect to exist in the future are forward-looking statements. The words “anticipates,” “believes,” “feels,” “expects,” “estimates,” “seeks,” “strives,” “plans,” “intends,” “outlook,” “forecast,” “position,” “target,” “mission,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “outcome,” “continue,” “remain,” “maintain,” “trend,” “objective,” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to us or our management, are also intended to identify forward-looking statements.
We caution that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Our forward-looking statements speak only as of the date the statement is made, and we do not undertake to update our forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made, except as required by law. Actual results could differ materially from those anticipated in our forward-looking statements and future results could differ materially from historical performance as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained or incorporated by reference in this filing will in fact occur. Given these uncertainties, you should not place undue reliance on our forward-looking statements.

RISK FACTORS
Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before purchasing our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.
Risks Related To Our Business
If we are not able to purchase charged-off consumer receivables at appropriate prices, the resulting decrease in our inventory of purchased portfolios of receivables could adversely affect our ability to generate cash and income.
If we are unable to purchase charged-off consumer receivables from credit originators in sufficient face value amounts at appropriate prices, our business may be harmed. The availability of portfolios of consumer receivables at prices which generate an appropriate return on our investment depends on a number of factors, both within and outside of our control, including:
•	continued growth in the levels of credit being extended by credit originators;

•	continued growth in the levels of consumer obligations;

•	charge-off rates;

•	continued growth in the number of industries selling charged-off consumer receivable portfolios;

•	continued sales of charged-off consumer receivable portfolios by credit originators; and

•	competitive factors affecting potential purchasers and credit originators of charged-off receivables, including the number of firms engaged in the collection business and the capitalization of those firms as well as new entrants seeking returns, that may cause an increase in the price we are willing to pay for portfolios of charged-off consumer receivables or cause us to overpay for portfolios of charged-off consumer receivables.
Prices remain high compared to historical levels and competition has increased in our industry. As a result, our ability to execute on our collection methods has taken on increased importance. In addition, increased pricing results in lower yields and causes higher amortization rates, which reduces our return. We cannot give any assurances about future prices either overall or within account or asset types. We are determined to remain disciplined and purchase portfolios only when we believe we can achieve acceptable returns.
In addition, we believe that credit originators and debt sellers are utilizing more sophisticated collection methodologies that result in lower quality portfolios available for purchase, which may render the portfolios available for sale less collectible.
Because of the length of time involved in collecting charged-off consumer receivables on acquired portfolios and the volatility in the timing of our collections, we may not be able to identify trends and make changes in our purchasing or collection strategies in a timely manner.
Our ability to collect on our purchased receivables may suffer if the economy suffers a material and adverse downturn for a prolonged period.
Our success depends on our continued ability to collect on our purchased receivables. If the economy suffers a material and adverse downturn for a prolonged period, we may not be able to collect during this period in a manner consistent with our past practice due to the inability of our customers to make payments to us. Any failure to collect would harm our results of operations.
Additional factors to take into consideration when assessing risk include the current state of the economy and credit markets as a whole as they pose additional risks to the industry. Credit markets are tightening, making credit less accessible and available to the general public and unemployment rates are rising, leaving individuals with less disposable income available. If the current economic situation continues or worsens this will likely have a negative impact on our collections and cash flow.

We generally account for purchased receivable revenues using the interest method of accounting in accordance with U.S. Generally Accepted Accounting Principles, which requires making reasonable estimates of the timing and amount of future cash collections. If the timing and actual amount recovered by us is materially less than our estimates, it would cause us to recognize impairments and negatively impact our earnings.
We utilize the interest method of accounting for our purchased receivables because we believe that the purchased receivables are discounted as a result of deterioration of credit quality and that the amounts and timing of cash collections for our purchased receivables can be reasonably estimated. This belief is predicated on our historical results and our knowledge of the industry. The interest method is prescribed by the Accounting Standards Executive Committee Practice Bulletin 6 (“PB 6”), “Amortization of Discounts on Certain Acquired Loans” as well as the Accounting Standards Executive Committee Statement of Position 03-3 (“SOP 03-3”), “Accounting for Certain Loans or Debt Securities Acquired in a Transfer”.
The provisions of SOP 03-3 were adopted by us in January 2005 and apply to purchased receivables acquired after December 31, 2004. The provisions of SOP 03-3 that relate to decreases in expected cash flows amend PB 6 for consistent treatment and apply prospectively to receivables acquired before January 1, 2005. Purchased receivables acquired before January 1, 2005 will continue to be accounted for under PB 6, as amended, for provisions related to decreases in expected cash flows. The cost recovery method prescribed by SOP 03-3 is used when collections on a particular portfolio cannot be reasonably predicted. When appropriate, the cost recovery method may be used for pools that previously had a yield assigned. Under the cost recovery method, no revenue is recognized until we have fully collected the cost of the portfolio.
Each static pool of receivables is modeled to determine its projected cash flows based on historical cash collections for pools with similar characteristics. An internal rate of return (“IRR”) is calculated for each static pool of receivables based on the projected cash flows. The IRR is applied to the remaining balance of each static pool of accounts to determine the revenue recognized. Each static pool is analyzed at least quarterly to assess the actual performance compared to the expected performance. To the extent there are differences in actual performance versus expected performance, the IRR may be adjusted prospectively to reflect the revised estimate of cash flows over the remaining life of the static pool. Effective January 2005, under SOP 03-3, if revised cash flow estimates are less than the original estimates, the IRR remains unchanged and an impairment is recognized. If cash flow estimates increase subsequent to recording an impairment, reversal of the previously recognized impairment is made prior to any increases to the IRR.
Application of the interest method of accounting requires the use of estimates, primarily estimated remaining collections, to calculate a projected IRR for each pool. These estimates are primarily based on historical cash collections. If future cash collections are materially different in amount or timing than the remaining collections estimate, earnings could be affected, either positively or negatively. Higher collection amounts or cash collections that occur sooner than projected cash collections will have a favorable impact on reversal of impairments, yields and revenues. Lower collection amounts or cash collections that occur later than projected cash collections will have an unfavorable impact and result in an impairment being recorded. Impairments may cause reduced earnings or volatility in earnings.
We may not be able to continue to acquire charged-off consumer receivables in sufficient amounts to operate efficiently and profitably.
To operate profitably, we must continually acquire and service a sufficient amount of charged-off consumer receivables to generate cash collections that exceed our expenses. Fixed costs, such as salaries and lease or other facility costs, constitute a significant portion of our overhead and, if we do not continue to acquire charged-off consumer receivable portfolios, we may have to reduce the number of our collection associates. We would then have to rehire collection staff as we obtain additional charged-off consumer receivable portfolios. These practices could lead to:
•	low associate morale;

•	fewer experienced associates;

•	higher training costs;

•	disruptions in our operations;

•	loss of efficiency; and

•	excess costs associated with unused space in our facilities.

We may not be able to collect sufficient amounts on our charged-off consumer receivables, which would adversely affect our results of operations.
Our business consists of acquiring and collecting receivables that consumers have failed to pay and that the credit originator has deemed uncollectible and has charged-off. The credit originators or other debt sellers generally make numerous attempts to recover on their charged-off consumer receivables before we purchase such receivables, often using a combination of in-house recovery and third party collection efforts. Since there generally have been multiple efforts to collect on these portfolios of charged-off consumer receivables before we attempt to collect on them (three or more efforts on more than 50% of the face value of our portfolios), our attempts to collect on these portfolios may not be successful. Therefore, we may not collect a sufficient amount to cover our investment associated with purchasing the charged-off consumer receivable portfolios and the costs of running our business, which would adversely affect our results of operations. There can be no assurance that our ability to make collections in the future will be comparable to our success in making collections in the past.
We experience high turnover rates for our account representatives and we may not be able to hire and retain enough sufficiently trained account representatives to support our operations.
Our ability to collect on new and existing portfolios and to acquire new portfolios is substantially dependent on our ability to hire and retain qualified associates. The consumer accounts receivables management industry is labor intensive and, similar to other companies in our industry, we experience a high rate of associate turnover. We compete for qualified associates with companies in our industry and in other industries. Our operations require that we continually hire, train and, in particular, retain account representatives. In addition, we believe the level of training we provide to our associates makes our associates attractive to other collection companies, which may attempt to recruit them. A higher turnover rate among our account representatives will increase our recruiting and training costs, may require us to increase associate compensation levels and will limit the number of experienced collection associates available to service our charged-off consumer receivables. If this were to occur, we would not be able to service our charged-off consumer receivables effectively, which would reduce our ability to operate profitably.
Failure to effectively manage our growth could adversely affect our business and operating results.
We have expanded significantly over our history and we intend to grow in the future. However, any future growth will place additional demands on our resources and we cannot be sure that we will be able to manage our growth effectively. In order to successfully manage our growth, we may need to expand and enhance our administrative infrastructure and enhance our management and financial and information systems and controls.
Uncontrolled growth could put additional emphasis on recruiting, training, managing and retaining our associates and place a strain on our management, operations and financial resources. We cannot assure you that our infrastructure, facilities and associates will be adequate to support our future operations or to effectively adapt to future growth. If we cannot manage our growth effectively, our results of operations may be adversely affected.
We could determine that we have excess capacity and reduce the size of our workforce or close additional remote call center locations, which could negatively impact our ability to collect on our portfolios.
We could experience excess capacity, which could lead to closing call center locations and relocating or reducing our workforce. The reduction in workforce may lead to a deterioration of company morale and could negatively impact our productivity. In addition, if we reduce our workforce we may not have resources available to collect on our portfolios. Both of these situations may adversely affect our results of operations.
We face intense competition that could impair our ability to grow and achieve our goals.
The consumer debt collection industry is highly competitive and fragmented. We compete with a wide range of other purchasers of charged-off consumer receivables, third party collection agencies, other financial service companies and credit originators and other owners of debt that manage their own charged-off consumer receivables. Some of these companies may have substantially greater numbers of associates and financial resources and may experience lower account representative and associate turnover rates than we do. Furthermore, some of our competitors may obtain alternative sources of financing, the proceeds from which may be used to fund expansion and to increase their number of charged-off portfolio purchases. We believe that increasing amounts of capital are being invested in the debt collection industry, which has led to and may continue to drive an increase in prices for portfolios of charged-off accounts receivables, the enhanced ability of third parties to collect debt and the reduction in the number of portfolios of charged-off accounts receivables available for purchase. In addition, companies with greater financial resources than we have may elect at a future date to enter the consumer debt collection business. Competitive pressures affect the availability and pricing of receivable portfolios as well as the availability and cost of qualified debt collection account representatives. In addition, some of our competitors may have signed forward flow contracts under which consumer credit originators have agreed to transfer a steady flow of charged-off receivables to them in the future, which could restrict those credit originators from selling receivables to us.
We face bidding competition in our acquisition of charged-off consumer receivable portfolios. We believe successful bids generally are awarded based predominantly on price and sometimes based on service and relationships with the debt sellers. Some of our current competitors, and possible new competitors, may have more effective pricing and collection models, greater adaptability to changing market needs and more established relationships in our industry than we have. Moreover, our competitors may elect to pay prices for portfolios that we determine are not reasonable and, in that event, our volume of portfolio purchases may be diminished. There can be no assurance that our existing or potential sources will continue to sell their charged-off consumer receivables at recent levels or at all, or that we will continue to offer competitive bids for charged-off consumer receivable portfolios. In addition, there continues to be a consolidation of issuers of credit cards, which have been a principal source of our receivable purchases. This consolidation has decreased the number of sellers in the market and, consequently, could over time, give the remaining sellers increasing market strength in the price and terms of the sale of charged-off credit card accounts and could cause us to accept lower returns on our investment in that paper than we have historically achieved.
If we are unable to develop and expand our business or adapt to changing market needs as well as our current or future competitors, we may experience reduced access to portfolios of charged-off consumer receivables in sufficient face-value amounts at appropriate prices. As a result, we may experience reduced profitability which, in turn, may impair our ability to achieve our goals.
Our strategy includes acquiring charged-off receivable portfolios in industries in which we may have little or no experience. If we do not successfully acquire and collect on these portfolios, revenue may decline and our results of operations may be materially and adversely affected.
We may acquire portfolios of charged-off consumer receivables in industries in which we have limited experience. Some of these industries may have specific regulatory restrictions with which we have no experience. We may not be successful in consummating any acquisition of receivables in these industries and our limited experience in these industries may impair our ability to effectively and efficiently collect on these portfolios. Furthermore, we need to develop appropriate pricing models for these markets and there is no assurance that we will do so effectively. When pricing charged-off consumer receivables for industries in which we have limited experience, we attempt to adjust our models for expected or known differences from our traditional models. However, our pricing models are primarily based on historical data for industries in which we do have experience. This may cause us to overpay for these portfolios, and consequently, our profitability may suffer as a result of these portfolio acquisitions.
Historical operating results and quarterly cash collections may not be indicative of future performance.
Our total revenues have grown at an average annual rate in excess of 19.7% for the five years 2003 through 2007. We do not expect to achieve the same growth rates over five years in future periods. Therefore, our future operating results may not reflect past performance.
In addition, our business depends on the ability to collect on our portfolios of charged-off consumer receivables. Collections within portfolios tend to be seasonally higher in the first and second quarters of the year, due to consumers’ receipt of tax refunds and other factors. Conversely, collections within portfolios tend to be lower in the third and fourth quarters of the year, due to consumers’ spending in connection with summer vacations, the holiday season and other factors. Operating expenses are seasonally higher during the first and second quarters of the year due to expenses necessary to process the increase in cash collections. However, revenue recognized is relatively level due to our application of the interest method for revenue recognition. In addition, our operating results may be affected to a lesser extent by the timing of purchases of portfolios of charged-off consumer receivables due to the initial costs associated with purchasing and integrating these receivables into our system. Consequently, income and margins may fluctuate quarter to quarter. If the pace of our growth slows, our quarterly cash collections and operating results may become increasingly subject to fluctuation.
Our collections may decrease if bankruptcy filings increase or if bankruptcy laws or other debt collection laws change.
During times of economic recession, the amount of charged-off consumer receivables generally increases, which contributes to an increase in the amount of personal bankruptcy filings. Under certain bankruptcy filings, a debtor’s assets are sold to repay creditors, but since the charged-off consumer receivables we are attempting to collect are generally unsecured or secured on a second or third priority basis, we often would not be able to collect on those receivables. Our collections may decline with an increase in bankruptcy filings or if the bankruptcy laws change in a manner adverse to our business, in which case, our financial condition and results of operations could be materially adversely affected.
Negative attention and news regarding the debt collection industry and individual debt collectors may have a negative impact on a debtor’s willingness to pay the debt we acquire.
We train our collection associates on the relevant federal and state collection laws. In addition, we keep our collection department’s practices current through our annual FDCPA Review Training and annual Collection Techniques Training. We supplement these sessions using our internal communications tools and conduct special training sessions as needed. Further, our Compliance Department’s Consumer Resolution Unit handles specific consumer complaints and our Quality Assurance teams work with collection management on monitoring collection activity. However, the following factors may cause consumers to be more reluctant to pay their debts or to pursue legal actions, which may be unwarranted, against us:
•	Annually the Federal Trade Commission submits a report to Congress, which summarizes the complaints it has received regarding debt collection practices. The report contains the total number of complaints filed, the percentage of increases or decreases from the previous year in addition to an outline of key types of complaints.

•	Print and television media, from time to time, may publish stories about the debt collection industry which may cite specific examples of abusive collection practices.

•	The Internet has websites where consumers list their concerns about the activities of debt collectors and seek guidance from other website posters on how to handle the situation.

•	Advertisements by “anti-collections” attorneys and credit counseling centers are becoming more common and add to the negative attention given to our industry.
As a result of this negative publicity, debtors may be more reluctant to pay their debts or could pursue legal action, which may be unwarranted, against us. These actions could impact our ability to collect on the receivables we acquire and impact our ability to operate profitably.
We are dependent on our management team for the adoption and implementation of our strategies and the loss of their services could have a material adverse effect on our business.
Our future success depends on the continued ability to recruit, hire, retain and motivate highly skilled managerial associates. The continued growth and success of our business is particularly dependent upon the continued services of our executive officers and other key associates (particularly in purchasing and collections), including Nathaniel F. Bradley IV, our Chairman, President and Chief Executive Officer, Deborah L. Everly, Senior Vice President and Chief Acquisitions Officer, Rion B. Needs, Senior Vice President and Chief Operating Officer and Mark A. Redman, our Senior Vice President and Chief Financial Officer, each of whom has been integral to the development of our business. We cannot guarantee that we will be able to retain these individuals. Our performance also depends on our ability to retain and motivate other officers and key associates. The loss of the services of one or more of our executive officers or other key associates could disrupt our operations and seriously impair our ability to continue to acquire or collect on portfolios of charged-off consumer receivables and to manage and expand our business. We have employment agreements with each of Messrs. Bradley, Needs and Redman and Ms. Everly. However, these agreements do not and will not assure the continued services of these officers. We do not maintain key person life insurance policies for our executive officers or key associates.
Our ability to recover on our charged-off consumer receivables may be limited under federal and state laws.
Federal and state consumer protection, privacy and related laws and regulations extensively regulate the relationship between debt collectors and debtors. Federal and state laws may limit our ability to recover on our charged-off consumer receivables regardless of any act or omission on our part. Some laws and regulations applicable to credit card issuers may preclude us from collecting on charged-off consumer receivables we purchase if the credit card issuer previously failed to comply with applicable law in generating or servicing those receivables. Additional consumer protection and privacy protection laws may be enacted that would impose additional or more stringent requirements on the enforcement of and collection on consumer receivables.
Any new laws, rules or regulations that may be adopted, as well as existing consumer protection and privacy protection laws, may adversely affect our ability to collect on our charged-off consumer receivable portfolios and may have a material adverse effect on our business and results of operations. In addition, federal and state governmental bodies are considering, and may consider in the future, other legislative proposals that would regulate the collection of consumer receivables. Although we cannot predict if or how any future legislation would impact our business, our failure to comply with any current or future laws or regulations applicable to us could limit our ability to collect on our charged-off consumer receivable portfolios, which could reduce our profitability and harm our business.
In addition to the possibility of new laws being enacted, it is possible that regulators and litigants may attempt to extend debtors’ rights beyond the current interpretations placed on existing statutes. These attempts could cause us to (i) expend significant financial and human resources in either litigating these new interpretations or (ii) alter our existing methods of conducting business to comply with these interpretations, either of which could reduce our profitability and harm our business.
Our operations could suffer from telecommunications or technology downtime or from not responding to changes in technology.
Our success depends in large part on sophisticated telecommunications and computer systems. The temporary or permanent loss of our computer and telecommunications equipment and software systems, through casualty or operating malfunction (including outside influences such as computer viruses), could disrupt our operations. In the normal course of our business, we must record and process significant amounts of data quickly and accurately to access, maintain and expand the databases we use for our collection activities. Any failure of our information systems or software and their backup systems would interrupt our business operations and harm our business. In addition, we rely significantly on a single vendor for the software used in operating our current collections platform. Our business operations would be disrupted and our results of operations may be harmed if they were to cease operations or significantly reduce their support to us. We endeavor to deploy state of the art technology across our infrastructure and as warranted will upgrade that technology over time. During times of transition, risk exists in decommissioning existing applications and hardware and the implementation of new applications and hardware. Failure to accurately identify and mitigate that risk could have a significant impact on our operational capabilities.
Our access to capital through our credit agreement is critical to our ability to continue to grow. If our available credit is materially reduced or the credit agreement is terminated and if we are unable to replace it on favorable terms, our revenue growth may slow and our results of operations may be materially and adversely affected.
We believe that our access to capital through our credit agreement has been critical to our ability to grow. We have obtained a five year $100.0 million revolving line of credit that expires June 5, 2012 and a six year $150 million term loan facility that matures on June 5, 2013. Our revolving line of credit includes an accordion loan feature that allows us to request a $25.0 million increase in the credit facility, subject to our compliance with certain conditions and financial covenants. Our financial strength has increased our ability to make portfolio purchases and we believe it has also enhanced our credibility with sellers of debt who are interested in dealing with firms possessing the financial wherewithal to consummate a transaction. If our available credit is materially reduced or the credit agreement is terminated as a result of noncompliance with a covenant or other event of default and if we are unable to replace it on relatively favorable terms, our revenue growth may slow and our results of operations may be materially and adversely affected.
In addition, our credit agreement with our primary lender contains limitations and restrictions as to our ability to seek additional credit from other lenders.
We are subject to examinations and challenges by tax authorities.
Our industry is relatively new and unique and as a result there is not a set of well defined laws, regulations or case law for us to follow that match our particular facts and circumstances for some tax positions. Therefore, certain tax positions we take are based on industry practice, tax advice and drawing similarities of our facts and circumstances to those in case law relating to other industries. These tax positions may relate to tax compliance, sales and use, franchise, gross receipts, payroll, property and income tax issues, including tax base and apportionment. Challenges made by tax authorities to our application of tax rules may result in adjustments to the timing or amount of taxable income or deductions or the allocation of income among tax jurisdictions, as well as, inconsistent positions between different jurisdictions on similar matters. If any such challenges are made and are not resolved in our favor, they could have an adverse effect on our financial condition and result of operations.
Risks Related To Our Common Stock
Shares eligible for future sale may affect the market price of our common shares.
We are unable to predict the effect, if any, that future sales of common shares, or the availability of our common shares for future sales, will have on the market price of our common shares from time to time. Sales of substantial amounts of our common shares (including shares issued upon the exercise of stock options, vesting of restricted stock units or distribution of shares under deferred stock units), or the possibility of such sales, could adversely affect the market price of our common shares and also impair our ability to raise capital through an offering of our equity securities in the future. 14,774,605 of our 30,542,927 outstanding common shares are freely tradable as of May 19, 2008, and an additional 15,508,502 shares, which includes the 10,932,051 shares covered by this prospectus, are tradable subject to the resale limitations contained in Rule 144 under the Securities Act. In addition, as of May 19, 2008, 3,685,000 shares were available for future issuance under our Stock Incentive Plan, including (1) 681,295 shares issuable upon the exercise of outstanding stock options, 428,434 of which were exercisable, (2) 262,896 shares issuable upon the vesting of outstanding restricted stock units, and (3) 12,171 shares to be issued in connection with deferred stock units. In the future, we may issue additional shares in connection with investments, repayment of our debt or for other purposes considered advisable by our Board of Directors. Any substantial sale of our common shares may have an adverse effect on the market price of our common shares.
Our controlling shareholders have the ability to exert control over us and to influence the outcome of matters voted on by shareholders.
Our executive officers and directors, together with their affiliates, beneficially own approximately 51% of our outstanding common shares as of May 19, 2008. As a result, these shareholders, if they act together, will exert significant influence over all matters requiring shareholder approval, including the election and removal of our directors, any merger, consolidation or sale of all or substantially all of our assets, as well as any charter amendment and other matters requiring shareholder approval. In addition, these shareholders may dictate the day to day management of our business. This concentration of ownership may delay or prevent a change in our control and may have a negative impact on the market price of our common stock by discouraging third party investors. In addition, the interests of these shareholders may not always coincide with the interests of our other shareholders.
The market price of our common stock may be volatile.
The market price of our common stock may be volatile. Various factors, including concerns about our financial position, operating results, or government regulation, may have a significant impact on the market price of our stock. If our operating results are below the expectations of securities analysts or investors, the market price of our common stock may fall abruptly and significantly.
Anti-takeover provisions in our charter and Delaware law reduce the likelihood that you will receive a takeover premium.
Provisions of our certificate of incorporation and bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire control of our company. These provisions may make it more difficult for shareholders to take corporate actions and may have the effect of delaying or preventing a change in control that shareholders deem to be in their interests. In particular, our amended and restated certificate of incorporation and our amended and restated bylaws include provisions that:
•	provide for a staggered board of directors, so that it would take three successive annual meetings to replace all directors;

•	permit a majority of the shareholders to remove our directors only for cause;

•	permit our directors, and not our shareholders, to fill vacancies on our board of directors;

•	prohibit shareholder action by written consent;

•	require that shareholders give us advance notice to nominate candidates for election to our board of directors or to make shareholder proposals at a shareholders’ meeting; and

•	require the vote of the holders of a majority of our voting shares and, in some instances, a supermajority, for shareholder amendments to our certificate of incorporation and our bylaws.
In addition, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. Subject to specified exceptions, this section provides that a corporation may not engage in any business combination with any beneficial owner of 15% or more of our outstanding common shares during the three-year period following the time that such shareholder becomes the beneficial owner of 15% or more of our outstanding common shares. This provision could have the effect of delaying or preventing a change of control of our company, even if our shareholders support a change of control. The foregoing factors could reduce the price that investors or an acquirer might be willing to pay in the future for shares of our common stock.

The Company does not anticipate paying dividends in the foreseeable future.
Other than a special one-time cash dividend of $2.45 per share, or $74.9 million in aggregate, which was paid on July 31, 2007 to holders of record on July 19, 2007, we have not paid any cash dividend on our common shares and we do not anticipate paying such dividends in the foreseeable future. The payment of dividends is within the discretion of our Board of Directors and depends upon our earnings, capital requirements, financial condition and requirements, future prospects, restrictions in our financing agreements, business conditions and other factors deemed relevant by the Board. We intend to retain earnings, if any, to finance our operations.
USE OF PROCEEDS
We will not receive any proceeds from the sale of shares by the Selling Shareholder.
SELLING SHAREHOLDER
Throughout this prospectus, when we refer to the “Selling Shareholder,” we mean the AAC Quad-C Investors LLC, as well as the pledgees, donees, assignees, transferees and successors-in-interest who may later hold any of AAC Quad-C Investors LLC’s interests other than as a result of a public sale.
The shares of common stock being sold by the Selling Shareholder consist of 10,932,051 shares of common stock. The actual number of shares of common stock covered by this prospectus, and included in the Registration Statement of which this prospectus forms a part, includes additional shares of common stock that may be issued with respect to the shares of common stock as a result of stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar events.
The following table sets forth information about the Selling Shareholder as of May 19, 2008 obtained from the Selling Shareholder. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of our common stock. The percentages of shares owned before and after the offering are based on 30,542,927 shares of our common stock outstanding as of May 19, 2008, which includes the outstanding shares of common stock offered by this prospectus. Unless otherwise indicated below, to our knowledge, the Selling Shareholder has sole voting and investment power with respect to their shares of common stock.

				Number of	Shares of Common
				Shares	Stock to be
	Shares of Common Stock			of Common	Beneficially Owned
	Beneficially Owned Prior			Stock	After
	to Offering			Being Offered	Offering
Name of Selling Shareholder	Number		Percentage		Number	Percentage
AAC Quad-C Investors LLC	10,932,051	(1)	35.8%	10,932,051	0	—

(1)	AAC Quad-C Investors LLC has sole voting and investment power over the 10,932,051 shares. Quad-C Partners VI, LP holds a 98.5222% membership interest in AAC Quad-C Investors LLC, and, as such, may be deemed to beneficially own 10,770,497 shares of common stock held by AAC Quad-C Investors LLC. Quad-C Advisors VI, LLC is the general partner of Quad-C Partners VI, LP, and, as such, may be deemed to beneficially own 10,770,497 shares of common stock held by AAC Quad-C Investors LLC.
We do not know when or in what amounts the Selling Shareholder may offer shares for sale. The Selling Shareholder might not sell any or all of the shares offered by this prospectus. Because the Selling Shareholder may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the Selling Shareholder after completion of the offering. However, for purposes of the table above, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the Selling Shareholder and that, during the offering, there will be no other sales or purchases of common stock by the Selling Shareholder.
Any supplement to this prospectus may contain additional or varied information about the Selling Shareholder and any of its pledgees, donees, assignees, transferees and successors-in-interest who may later hold its shares of common stock other than as a result of a public sale.

Relationships with Selling Shareholder
Except as noted below, the Selling Shareholder has not held any position or office with us or our affiliates within the last three years nor has had a material relationship with us or any of our predecessors or affiliates within the past three years.
Anthony R. Ignaczak and Terrence D. Daniels have been directors of the Company since 2003. Messrs. Ignaczak and Daniels serve as managers of the Selling Shareholder. Mr. Ignaczak is the President of the Selling Shareholder and is a Vice President of Quad-C Advisors, VI, LLC, which is the general partner of Quad-C Partners VI, L.P., which in turn holds a 98.5222% membership interest in the Selling Shareholder and as such may be deemed to beneficially own 10,770,497 shares of common stock held by the Selling Shareholder. Mr. Daniels is a Vice President of the Selling Shareholder and the President of Quad-C Advisors VI, LLC. As such, each of them has shared voting and investment power with respect to the shares held by the Selling Shareholder.
On September 30, 2002, our predecessor company entered into a registration rights agreement with AAC Investors, Inc., AAC Holding Corp. (the predecessor to RBR Holding, Corp.), Consumer Credit Corp., Rufus H. Reitzel, Jr., Heather K. Reitzel, Nathaniel F. Bradley IV, and Mark A. Redman. In February 2004, this agreement was amended to, among other things, include the Company and the Selling Shareholder as parties. As amended, this agreement will terminate three years after the closing of our initial public offering, which closed on February 10, 2004, except for those shareholders who own in excess of 1% of the then outstanding shares of common stock, for whom termination will occur upon the earlier of either (i) three years from when the shareholder ceases to own more than 1% or (ii) seven years after the closing of our initial public offering. The agreement, among other things, provides that the Selling Shareholder, on the one hand, and Mr. Reitzel, Ms. Reitzel, Mr. Bradley and Mr. Redman, on the other hand, can each make two requests that we effect the registration of a specified number of shares of common stock held by each of them using a registration statement of Form S-1 (or similar long-form registration statement), provided that the requester holds in excess of 5% of our outstanding common stock. After one group gives notice of its request for registration, the agreement provides that the other group may also request that we effect the registration of a specified number of shares of common stock held by them or their affiliates. The Selling Shareholder has used one of its two long-form requests pursuant to which we paid approximately $575,000 in legal, accounting and other expenses associated with the related secondary offering in 2005. Pursuant to the terms of the registration rights agreement, we are required to bear substantially all costs incurred in any registration, other than underwriting discounts and commissions. In addition to the long-form requests, we are generally obligated to use our reasonable efforts to include the shares held by these groups to the extent we register shares in an offering initiated by us.
PLAN OF DISTRIBUTION
The Selling Shareholder or any of its pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of its shares of common shares on the Nasdaq Global Select Market or any other stock exchange, market or trading facility on which the shares are traded or in privately negotiated transactions. These sales may be at fixed, negotiated or market prices. The Selling Shareholder may use any one or more of the following methods when selling shares:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the date of this prospectus;
•	broker-dealers may agree with the Selling Shareholder to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.
The Selling Shareholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. Broker-dealers engaged by the Selling Shareholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.
In connection with the sale of the common shares or interests therein, the Selling Shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common shares in the course of hedging the positions they assume. The Selling Shareholder may also, on or after the date of this prospectus, sell the common shares short or short against the box and deliver these securities to close out their short positions, or loan or pledge the common shares to broker-dealers that in turn may sell these securities. The Selling Shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The Selling Shareholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Shareholder has informed the Company that it currently does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the shares to be sold hereunder. There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares by the Selling Shareholder. However, the Selling Shareholder may enter into one or more agreements with brokers to facilitate any of the sales methods noted herein.
The shares to be sold hereunder will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws.
Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the shares to be sold hereunder may not simultaneously engage in market making activities with respect to the common shares for a period of two business days prior to the commencement of the distribution. In addition, the Selling Shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common shares by the Selling Shareholder or any other person.
Because the Selling Shareholder may be deemed to be an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act. We will make copies of this prospectus available to the Selling Shareholder to the extent required under the Securities Act.
We are required to pay the fees and expenses we incur incident to the registration of the shares as well as certain of the fees and expenses of the Selling Shareholder. We have agreed to indemnify the Selling Shareholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. The Selling Shareholder has agreed to indemnify us against certain losses, claims, damages and liabilities, including liabilities under the Securities Act arising out of or based upon any untrue statement of any material fact contained in the registration statement, or solely arising out of or relating to the omission to state a material fact required to be stated in this registration statement or necessary to make the statements herein not misleading, in each case to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in the registration statement in reliance upon and in conformity with written information furnished by the Selling Shareholder expressly for use in connection with the registration statement.
LEGAL MATTERS
The validity of the common stock offered by this prospectus will be passed upon for us by Edwin L. Herbert, Esq., our Vice President – General Counsel. Mr. Herbert beneficially owns common shares, options to acquire common shares and restricted stock units in an aggregate amount of less than 1% of our total outstanding common shares.

EXPERTS
Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of our internal control over financial reporting as of December 31, 2007, as set forth in their reports, which are incorporated by reference in this prospectus and the related registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.
WHERE YOU CAN GET MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect and copy such reports at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us.
We have filed with the SEC a Registration Statement on Form S-3 to register the common shares that are being offered in this prospectus. This prospectus is part of the Registration Statement. Each time the Selling Shareholder sells shares of our common stock under the registration statement of which this prospectus is a part, the Selling Shareholder will provide a prospectus and any prospectus supplement containing specific information about the terms of the applicable offering, as required by law. Such prospectus supplement may add, update or change information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement together with the additional information described above before you decide whether to invest in our common stock. This prospectus does not include all of the information contained in the Registration Statement. For further information about us and the common shares offered in this prospectus, you should review the Registration Statement, which is available at the SEC’s Internet site. You can inspect or copy the Registration Statement, at prescribed rates, at the SEC’s public reference facilities at the address listed above.
DOCUMENTS INCORPORATED BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced in this way is considered part of this prospectus, and any information filed with the SEC subsequent to this prospectus will automatically modify or supersede the prior information to the extent that the subsequent information modifies or conflicts with the prior information. We incorporate by reference the documents listed below which have been filed with the SEC:
•	Annual Report on Form 10-K for the fiscal year ended December 31, 2007;
•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2008;
•	Current Reports on Form 8-K filed on February 22, 2008, March 11, 2008, March 13, 2008 (as amended March 17, 2008), March 14, 2008, March 21, 2008 and May 6, 2008; and
•	The description of our common stock contained in our Registration Statement on Form 8-A, No. 000-50552, filed on January 20, 2004, under the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.
In addition, all documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus but before the termination of this offering are deemed to be incorporated by reference into this prospectus and will constitute a part of this prospectus from the date of filing of those documents. You should read the information incorporated by reference because it is an important part of this prospectus.
Any statement made in this prospectus concerning a document incorporated by reference will be considered to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that is incorporated by reference modifies or supersedes such statement. Any statement that is modified or superseded will not, except as so modified or superseded, constitute a part of this prospectus.

The Company will provide without charge, upon written or oral request, a copy of any or all of the documents which are incorporated by reference in this prospectus, including any exhibits which are specifically incorporated by reference into such documents. Requests should be directed to Investor Relations at our principal executive offices, located at 28405 Van Dyke Avenue, Warren, Michigan 48093, (telephone number: (586) 939-9600). These documents are also available at the SEC’s website at www.sec.gov.